EXHIBIT 3.17

ARTICLES OF ORGANIZATION

OF

OMNISOURCE INDIANAPOLIS, LLC

Article 1.                                            Name.  The name of the limited liability company shall be OmniSource Indianapolis, LLC (the “Company”).

Article 2.                                            Duration.  The duration of the Company is perpetual until dissolution in accordance with the Act.

Article 3.                                            Purpose.  The Company shall have unlimited power to engage in and do any lawful act concerning any or all lawful businesses for which limited liability companies may be organized according to the laws of the State of Indiana, including all powers and purposes now or hereafter permitted by law to a limited liability company.

Article 4.                                            Registered Office and Registered Agent.

a.                                      The street address of the registered office of the Company in Indiana is 1610 North Calhoun Street, Fort Wayne, IN 46808.

b.                                      The name of the registered agent of the Company at the above-registered office is Daniel M. Rifkin.

Article 5.                                            Managers.  The Company shall be managed by its members.  The Company shall not have managers.